EXHIBIT 99.1


FOR IMMEDIATE RELEASE
---------------------



                  GRAND UNION RESTRUCTURING PLAN CONFIRMED BY COURT
                   CLEARS WAY TO PURSUE PROFITABLE GROWTH STRATEGY



      WAYNE, NJ. AUGUST 5, 1998 -- The Grand Union Company announced today that the U.S. Bankruptcy Court in Newark, New Jersey, has confirmed its voluntary, prepackaged plan of reorganization. As a result, the Company anticipates that it will complete its restructuring and emerge from Chapter 11 on or about August 17.

      J. Wayne Harris, Chairman of the Board and Chief Executive Officer, said, "As a result of the restructuring, we will now have an appropriate capital structure and the necessary financial resources to support Grand Union's profitable growth through an aggressive business strategy. Our management team is eager to move ahead with its business plan which seeks to capitalize on our Company's valuable consumer recognition, excellent store locations and other assets to enhance the value of the Company over the long term."

      Grand Union's restructuring plan received overwhelming approval from the Company's senior noteholders and preferred stockholders in a solicitation completed on June 22, 1998. In connection with the restructuring, Grand Union has entered into an agreement with UBS AG, Stamford Branch and Lehman Commercial Paper Inc., for a $300 million credit facility.

      Grand Union currently operates 222 retail food stores in six Northeastern states.



      Some of the matters discussed herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. For additional information about the Company and its various risk factors, please see the Company's most recent Form 10-K dated March 28, 1998, as filed with the Securities and Exchange Commission on June 26, 1998, and other documents as filed with the Securities and Exchange Commission.






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